EXHIBIT 99.1

Sun American Bancorp Announces Financial Results for the First Quarter of 2008

BOCA RATON, Fla., April 18, 2008 (PRIME NEWSWIRE) -- Sun American Bancorp ("Sun American") (Nasdaq:SAMB), the bank holding company for Sun American Bank, today reported net income of $5,000 or $0.00 per diluted share, in the first quarter of 2008, compared to $96,000, or $0.01 per diluted share, in the first quarter of 2007. First quarter 2008 results included recognition of stock based compensation expense of approximately $291,000.

The relatively flat results for the three months ended March 31, 2008, compared to the three months ended March 31, 2007, are attributed to various factors including net interest margin ("NIM") compression, higher occupancy costs due to opening new branches, and expenses related to non-performing loans and Other Real Estate Owned ("OREO") expenses. Our NIM was at 3.74% for the first quarter of 2008 compared to 4.58% for the first quarter in 2007. OREO expenses amounted to approximately $72,000 in the first quarter of 2008 compared to zero for the same period a year ago. OREO expenses were incurred mostly to pay for property taxes, legal costs, and for other property maintenance expenses of the properties while under bank ownership. Interest income of $70,000 was reversed in the first quarter of 2008 related to loans where the collection of interest income became doubtful.

Sun American President and Chief Executive Officer Michael Golden said, "Our core financials continue to remain strong, particularly our capital position. In light of the economic and competitive pressures affecting our market place today, I still feel very confident that when the cycle turns up that we will be well positioned to take advantage of it financially. Our pipe line of new loans has grown significantly and I believe this will continue to build and give us better financial results in the near future."

Mr. Golden further reported that, "We continue to undertake a number of initiatives to improve the performance of our common stock including re-purchase of 263,000 shares of common stock in the first quarter of 2008 at prices below our tangible book value per share. We will continue to seek innovative ways to manage our business to improve our shareholder return."

Sun American ended the quarter with assets of $622 million at March 31, 2008, up 2% from $609 million at March 31, 2007 and up $43 million or 8% compared to December 31, 2007. Net loans were $456 million at March 31, 2008, an increase of 3% from $444 million at March 31, 2007.

First Quarter 2008 Highlights (compared to first quarter 2007 unless otherwise indicated) included:

 * Revenues advanced 6% to $9.8 million.
 * Nonperforming assets represented 1.22% of total assets.
   (This compares to 1.26% at the end of 2007).
 * Net interest margin for the first quarter of 2008 was
   3.74% compared to 4.58%. (Full year 2007 NIM was 4.06%).
 * Loans increased 3% to $456 million.
 * Assets increased 2% to $622 million.
 * Repurchased 263,000 shares of the Company's common stock
   during the first quarter of 2008.
 * Closed the Coral Way branch in Miami on March 31, 2008. (We have two other branches within a 2 mile radius.)

Operating Results

Sun American's quarterly net interest income was relatively flat -- $4.8 million compared to $4.9 million in the first quarter a year ago due to NIM compression -- something all banks face in the current environment. Overall average loan portfolio yield decreased from 8.96% at March 31, 2007 to 7.45% at March 31, 2008. Comparatively, average overall cost of funds decreased from 4.83% at March 31, 2007 to 4.13% at March 31, 2008. The (NIM) for the first quarter of 2008 was 3.74%, compared to 4.06% for the full year of 2007, and 4.58% for the first quarter of 2007.

Interest and fees on loans increased 8% to $8.2 million in the first quarter of 2008. Non-interest income was $569,000 in the first quarter of 2008 compared to $483,000 in the first quarter a year ago. The fee revenue increase primarily resulted from an increase in service charges on deposit accounts, an increase in the number of accounts as a result of the Independent Community Bank merger.

Non-interest expenses were $5.3 million in the first quarter of 2008, an increase of 2% from $5.2 million in the first quarter a year ago. Salaries and benefits were essentially the same and reflect cost reduction initiatives undertaken during the second half of 2007. Occupancy includes the cost for two additional branches compared to the first quarter of 2007. Amortization of intangibles increased due to the increased intangible assets acquired in the Independent Community Bank transaction. Other expenses include about $72,000 of OREO expenses in the first quarter of 2008 compared to zero in 2007. Data and item processing and professional fees were lower than the same period of 2007 because 2007 included non-recurring items for conversion costs for the Beach Bank acquisition of $147,000 and a charge of $77,000 to settle a litigation claim.

Provision for loan loss was a recovery of $48,000 in 2008. The comparative provision for loan loss for the three months ended March 31, 2007 was zero. The 2008 negative provision was derived despite the increase in the loan portfolio as the portion of our loan loss provision that is determined by historic loss performance has improved and more than offset the provision required for the net increase in loans. The historical loss performance factor includes an analysis of loss and recovery experience in the various portfolio segments over the last three fiscal years. Charge-offs are indeed higher during the last three years but constitute a smaller percentage over a much larger loan portfolio resulting from organic growth and two acquisitions over that same period.

Robert Nichols, Chief Financial Officer noted, "We are pleased with the success of our cost containment initiatives in 2008 during a difficult economic environment. We intend to maintain our core operating costs at levels below those incurred in 2007, despite the larger size of our business."

Balance Sheet Activity

Assets increased 2% to $622 million at March 31, 2008, compared to $609 million a year earlier. Net loans increased 3%, to $456 million at March 31, 2008, compared to $444 million at March 31, 2007.

At March 31, 2008, non-performing assets ("NPAs") totaled $7.6 million, representing 1.22% of total assets. This compares to $7.3 million at December 31, 2007 or 1.26%. NPAs were $2.3 million, representing 0.37% at March 31, 2007.

The allowance for loan losses at March 31, 2008 was $5.2 million and represented 1.12% of total loans. In the first quarter of 2008, charge-offs amounted to $1.3 million. The charge-offs were related to two loans financing the development and construction of residential property.

Robert Garrett, Chief Lending Officer, noted "Our NPAs remained stable through the first quarter compared to the fourth quarter of 2007, which we attribute to a lot of hard work by our expert staff, headed up by Senior Vice President, Felipe Lozano. We did manage to reduce certain NPAs in the first quarter while adding others. We believe this will be the pattern for the remainder of the year. We are working aggressively to resolve issues related to clients who are, or who may in future, experience loan performance issues. Initiatives include work outs, loan sales and, when required, foreclosures. Our policy is to monitor borrower activity closely and to identify potential issues before they amplify. We want to work with our borrowers to provide solutions that work in the best interests of both the borrower and the Bank. However, we recognize that during this period of real estate challenges, these types of problems do not go away over night and more than likely we will have to continue to deal with them throughout 2008."

Stockholders' equity decreased 9% to $97 million compared to $107 million at March 31 2007. The $10 million decrease in equity was due to a net loss of $3.0 million taken in the fourth quarter of 2007. In addition, the Company bought back 566,000 shares of common stock in the period at a cost of $3.1 million and bought back stock purchase warrants at a cost of $1.6 million, both of which resulted in a reduction of shareholder equity. In addition, the Company booked a reduction adjustment to the purchase price of Beach Bank of approximately $3.0 million.

About Sun American Bancorp

Based in Boca Raton, Florida, Sun American Bancorp is the single-bank holding company of Sun American Bank, a state-chartered, federal member bank engaged in a general commercial and consumer banking business. Sun American Bank operates 14 offices in Miami, Broward, Palm Beach and Martin Counties in Southeast Florida. For additional information, please visit our website at www.sunamericanbank.com.

The Sun American Bancorp logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3685

Except for historical information containing herein, the matters set forth in this news release are "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995. Although Sun American Bancorp believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions; there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Sun American Bancorp's expectations. Factors that could contribute to such differences include those identified in Sun American Bancorp's Form 10-K for the year-ended December 31, 2007, and those described from time to time in Sun American's other filings with the Securities and Exchange Commission, news releases and other communications.

                          SUN AMERICAN BANCORP
                      CONSOLIDATED BALANCE SHEETS

                                            March 31,     December 31,
                                              2008            2007
                                          ------------    ------------
                                           (Unaudited)
 ASSETS
 Cash and due from financial
  institutions $                             9,872,762    $  8,109,917
 Federal funds sold                          7,976,000              --
                                          ------------    ------------
    Total cash and cash equivalents         17,848,762       8,109,917
 Securities available for sale               5,653,119       5,778,655
 Securities held to maturity (fair value
  2008 - $69,973,635, 2007 - $50,940,402)   68,394,810      50,306,758
 Loans, net of allowance for loan losses
  of $5,150,559 and $6,503,508             456,282,710     439,961,953
 Federal Reserve Bank stock                  3,180,900       3,180,900
 Federal Home Loan Bank stock                4,820,600       4,658,500
 Accrued interest receivable                 2,371,152       2,698,469
 Premises and equipment, net                10,907,752      11,211,441
 Goodwill                                   42,420,347      42,362,255
 Intangibles                                 2,492,057       2,719,538
 Other assets                                7,346,285       6,884,053
                                          ------------    ------------
                                          $621,718,494    $577,872,439
                                          ============    ============

 LIABILITIES AND SHAREHOLDERS' EQUITY
 Deposits
    Non-interest bearing                  $ 54,290,026    $ 50,098,536
    Interest bearing                       344,425,053     330,608,180
                                          ------------    ------------
       Total deposits                      398,715,079     380,706,716
 Securities sold under agreements
  to repurchase                             34,168,146      14,983,655
 Federal Home Loan Bank advances            84,000,000      78,000,000
 Notes payable                               4,128,871       2,703,155
 Accrued expenses and other liabilities      3,756,538       3,660,365
                                          ------------    ------------
       Total liabilities                   524,768,634     480,053,891

 Minority interest                              27,435          27,359
 Shareholders' equity
  Common stock, $.025 par value;
   20,000,000 shares authorized;
   10,369,036 shares outstanding at
   3/31/2008, 10,632,434 shares
   outstanding at 12/31/2007                   273,374         273,374
  Additional paid-in capital               106,015,053     105,728,957
  Accumulated deficit                       (6,020,389)     (6,025,754)

  Treasury stock, 565,908 shares at
   3/31/2008, 302,510 shares
   at 12/31/2007                            (3,072,454)     (1,990,641)
  Accumulated other comprehensive loss        (273,159)       (194,747)
                                          ------------    ------------
    Total shareholders' equity              96,922,425      97,791,189
                                          ------------    ------------
                                          $621,718,494    $577,872,439
                                          ============    ============

                          SUN AMERICAN BANCORP
                   CONSOLIDATED STATEMENTS OF INCOME

                                                Three Months Ended
                                                     March 31,
                                            --------------------------
                                               2008           2007
                                            -----------    -----------
                                            (unaudited)    (unaudited)
 Interest and dividend income:
    Loans, including fees                   $ 8,196,907    $ 7,621,630
    Securities                                  941,181        773,012
    Federal funds sold and other                 62,806        362,948
                                            -----------    -----------
                                              9,200,894      8,757,590
 Interest expense:
    Deposits                                  3,612,994      3,710,288
    FHLB advances                               704,204        121,506
    Other                                       126,923         24,043
                                            -----------    -----------
                                              4,444,121      3,855,837
                                            -----------    -----------
 Net interest income before provision
  for loan losses                             4,756,773      4,901,753
 Provision for loan losses                      (48,400)            --
                                            -----------    -----------
 Net interest income after provision
  for loan losses                             4,805,173      4,901,753

 Non-interest income:
    Service charges on deposit accounts         416,111        355,926
    Other income                                153,015        127,242
                                            -----------    -----------
                                                569,126        483,168
 Non-interest expenses:
    Salaries and employee benefits            2,458,759      2,480,822
    Occupancy and equipment                   1,360,755      1,200,112
    Data and item processing                    227,888        365,170
    Professional fees                           239,684        303,709
    Insurance                                   157,450        141,375
    Advertising                                  34,084         17,616
    Amortization of intangible assets           218,314        104,882
    Other                                       575,156        538,662
                                            -----------    -----------
                                              5,272,090      5,152,348
                                            -----------    -----------
 Income before income taxes
  and minority interest                         102,209        232,573

 Minority interest in net income
  of subsidiary                                     (97)       (13,453)
                                            -----------    -----------

 Income before provision for income taxes       102,112        219,120
                                            -----------    -----------
 Income tax expense - deferred                   96,747        122,696
                                            -----------    -----------
 Net income                                 $     5,365    $    96,424
                                            ===========    ===========

 Basic earnings per share                   $      0.00    $      0.01
                                            ===========    ===========
 Diluted earnings per share                 $      0.00    $      0.01
                                            ===========    ===========
 Weighted average number of common
  shares, basic                              10,462,434      9,259,365
                                            ===========    ===========
 Weighted average number of common
  shares, diluted                            10,538,272     10,627,455
                                            ===========    ===========

                        SUN AMERICAN BANCORP
                        AVERAGE BALANCE SHEET

                        (Dollars in thousands)

                                                     For the
                                            Three month period ended
                                                    March 31,
                                          ----------------------------
                                                      2008
                                          ----------------------------
                                                               Average
                                          Average    Inte-      Yield/
                                          Balance    rest(4)    Rate(3)
                                          --------   --------    ----
 Assets:
 Interest-earning assets:
  Investments (1)                         $ 61,577   $    941    6.13%
  Federal funds sold and other               7,775         63    3.24
 Loans:
  Commercial loans (2)                      31,900        602    7.57
  Commercial mortgage loans (2)            301,276      5,632    7.50
  Consumer loans (2)                         4,879         90    7.36
  Residential mortgage loans (2)            71,811      1,341    7.49
  Home equity and other loans (2)           31,217        532    6.84
                                          --------   --------    ----
    Total loans                            441,083      8,197    7.45
                                          --------   --------
 Total interest earning assets             510,435      9,201    7.23
 Non-interest earning assets                74,150
                                          --------
 Total                                    $584,585
                                          ========
 Liabilities and Stockholders' Equity:
 Interest-bearing liabilities:
  Deposits:
   NOW accounts                           $ 74,520        570    3.07
   Money Market accounts                    58,079        555    3.83
   Savings accounts                         25,193        228    3.63
   Certificates of deposit                 185,729      2,260    4.88
                                          --------   --------
    Total interest-bearing deposits        343,521      3,613    4.22

 Federal funds purchased and securities
  sold under repurchase agreement            7,351         75    4.10
 Federal Home Loan Bank advances            76,824        704    3.68
 Notes payable                               3,463         52    5.99
                                          --------   --------
 Total interest bearing liabilities        431,159      4,444    4.13
                                          --------   --------
 Non-interest bearing liabilities           56,027
 Stockholders' equity                       97,399
                                          --------
 Total                                    $584,585
                                          ========
 Net Interest income and yield on net
  interest-earning assets                            $  4,757    3.74%
                                                     ========    ====

                                          ----------------------------
                                                      2007
                                          ----------------------------
                                                               Average
                                          Average    Inte-      Yield/
                                          Balance    rest(4)    Rate(3)
                                          --------   --------    ----
 Assets:
 Interest-earning assets:
  Investments (1)                         $ 60,674   $    776    5.19%
  Federal funds sold and other              28,153        360    5.18
 Loans:
  Commercial loans (2)                      32,010        725    9.19
  Commercial mortgage loans (2)            205,538      4,542    8.96
  Consumer loans (2)                         3,635         84    9.41
  Residential mortgage loans (2)            90,067      2,018    9.08
  Home equity and other loans (2)           13,712        253    7.47
                                          --------   --------    ----
    Total loans                            344,961      7,622    8.96
                                          --------   --------
 Total interest earning assets             433,788      8,758    8.19
 Non-interest earning assets                38,925
                                          --------
 Total                                    $472,713
                                          ========
 Liabilities and Stockholders' Equity:
 Interest-bearing liabilities:
   Deposits:
    NOW accounts                          $110,613      1,187    4.35
    Money Market accounts                   19,235        132    2.78
    Savings accounts                         8,559         66    3.14
    Certificates of deposit                172,440      2,325    5.47
                                          --------   --------
      Total interest-bearing deposits      310,846      3,710    4.84

 Federal funds purchased and securities
  sold under repurchase agreement            1,971         24    4.95
 Federal Home Loan Bank advances            10,962        122    4.50
 Notes payable                                  --         --      --
                                          --------   --------
 Total interest bearing liabilities        323,779      3,856    4.83
                                          --------   --------
 Non-interest bearing liabilities           64,096
 Stockholders' equity                       84,838
                                          --------
 Total                                    $472,713
                                          ========
 Net Interest income and yield on net
  interest-earning assets                            $  4,902    4.58%
                                                     ========    ====

 (1) Includes investment securities, Federal Reserve Bank stock and Federal Home Loan Bank stock.
 (2) Includes loans for which the accrual of interest has been suspended.
 (3) Yields and rates are annualized.
 (4) Includes Fee Income on Loans.

CONTACT: Sun American Bancorp
         Michael E. Golden, President, Chairman and CEO
         Robert Nichols, CFO
         (561) 544-1908